EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors Del Monte Foods Company:

We consent to:

1.	the incorporation by reference in the registration statement on Form S-3 of Del Monte Foods Company (the Company) of our report dated June 6, 2003, except as to the first paragraph under “Legal Proceedings” of Note 13 which is as of July 21, 2003, relating to the consolidated balance sheet of Del Monte Foods Company and subsidiaries as of April 27, 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year ended April 27, 2003, which report appears in the annual report on Form 10-K of Del Monte Foods Company for the year ended April 27, 2003, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the Company’s method for accounting for goodwill and other intangible assets.

2.	the incorporation by reference in the registration statement on Form S-3 of Del Monte Foods Company (the Company) of our report dated July 26, 2002, relating to the consolidated balance sheets of pre-Merger Del Monte Foods Company and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity (deficit) and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the annual report on Form 10-K of pre-Merger Del Monte Foods Company for the year ended June 30, 2002.

/s/ KPMG LLP

San Francisco, California
September 5, 2003